Exhibit 99.1

                                                                            NEWS

Charter Closes on $300 Million Senior Unsecured Notes

St. Louis, Missouri – January 26, 2011 – Charter Communications, Inc. (“Charter”) today announced that its subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp. closed on the private offering of $300 million in aggregate principal amount of senior unsecured notes due 2019. The notes bear an interest rate of 7.00 percent per annum and were issued at a price of 99.5 percent of the aggregate principal amount.

The notes resulted in net proceeds to the Company of approximately $294 million after deducting underwriting discounts and commissions. Charter intends to use the net proceeds from the sale of the notes to repay outstanding term loan borrowings under its subsidiary's credit facility and for general corporate purposes.

The offering and sale of the notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

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Media:                                                                Analysts:
Anita Lamont                                                  Mary Jo Moehle
314-543-2215                                                     314-543-2397